Exhibit 99.1

GOLDFIELD ANNOUNCES 2014 THIRD QUARTER EARNINGS AND RECORD BACKLOG
MELBOURNE, Florida, November 12, 2014 - The Goldfield Corporation (NYSE MKT: GV) today announced its operating results for the three and nine months ended September 30, 2014. The Goldfield Corporation headquartered in Florida, through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of construction services to electric utilities, with operations primarily in the southeast and mid-atlantic regions of the United States and in Texas.
Nine Months Ended September 30, 2014
Revenue for the nine months ended September 30, 2014, increased 5.3% to $69.9 million from $66.4 million in the comparable prior year period. This increase resulted from higher electrical construction revenue attributable to the acquisition of C and C Power Line, Inc. (“C&C”) in January.
Income from continuing operations before income taxes for the nine months ended September 30, 2014, was $3.1 million compared to $5.2 million in 2013. This decrease largely resulted from higher electrical construction operations costs attributable to approximately $1.3 million in previously disclosed expenses relating to difficulties on one now completed project, as well as increases in our electrical operations fixed and overhead costs in order to gear up for anticipated higher operating levels.
Net income for the nine months ended September 30, 2014, was $1.3 million, or $0.05 income per share, compared to net income of $2.4 million, or $0.09 income per share, in the comparable prior year period. Our net income for the nine months ended September 30, 2014 and 2013, include special charges (after tax) of $665,000 and $748,000, respectively, in discontinued operations in connection with a previously disclosed EPA matter, settled on September 15, 2014.
Three Months Ended September 30, 2014
Revenue for the three months ended September 30, 2014, decreased slightly to $22.7 million from $23.3 million in the comparable prior year period. This decrease was mainly attributable to the completion of the South Texas Electric Cooperative (“STEC”) project in August 2013, which represented approximately 31.2% of electrical construction revenue for the three months ended September 30, 2013. The revenue from STEC was largely replaced by revenue from our acquisition of C&C.
Income from continuing operations before income taxes for the three months ended September 30, 2014, was $1.9 million compared to $2.2 million in 2013.
Net income for the three months ended September 30, 2014, was $1.2 million, or $0.05 income per share, compared to $1.3 million, or $0.05 income per share, in the comparable prior year period.
Backlog
As previously announced, the Company has been focusing on developing and growing electrical construction services under multi-year Master Service Agreements (“MSAs”), which provide for more consistent work load and improved operating efficiencies. This effort has scored significant success in the second and third quarters of 2014. Total MSA backlog grew 392% to approximately $246 million as of September 30, 2014, from $50 million at March 31, 2014. The $246 million represents total revenue

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estimated over the life of the MSAs, of which about $48 million are estimated to be realized within 12-months. Because of the recent signing of these MSAs and the necessary delay in the start of specific construction projects, the new MSAs did not, in large part, impact revenue for the three and nine month periods ended September 30, 2014.
In addition to amounts reflected under MSAs, project-specific firm contracts to be completed within 12 months grew 78% to approximately $40 million as of September 30, 2014, from approximately $22 million as of September 30, 2013.
Of the total $287 million backlog as of September 30, 2014, we expect approximately $87 million (31%) to be completed within the next 12 months.
Our backlog represents the uncompleted portion of services to be performed under existing project-specific fixed-price and maintenance contracts and the estimated value of future services that we expect to provide under our existing MSAs. The existing MSAs have initial terms ranging from one year to four years, and some provide for additional renewals at the option of the customer. Our total MSA calculation assumes exercise of the renewal options. Revenue from assumed exercise of renewal options represents 49% of our total estimated MSA backlog as of September 30, 2014.
The estimated amount of backlog for work under MSAs is calculated by using recurring historical trends in current MSAs and projected customer needs based upon ongoing communications with the customer. The size and amount of projects we may be awarded under MSAs cannot be determined with certainty and actual future revenue from such contracts may vary substantially from our current estimates.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “The almost four-fold growth in our electrical construction MSAs during the second and third quarters demonstrates the strength of our electrical construction operation. At September 30th, anticipated 12-month revenue from MSAs stood at about $48 million - up from about $13 million a year ago. We expect that these new MSAs will begin to have a significant impact on our operating results beginning the current quarter. Future results should also be favorably impacted by the strong 78% growth in our project specific firm contracts, with anticipated 12-month revenue from such contracts increasing to about $40 million from about $22 million a year ago.”

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About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeast and mid-atlantic regions of the United States and in Texas. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our third quarter results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company's website at http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue
Electrical construction	$22,111,299	$23,308,530	$66,520,732	$65,955,156
Other	548,052	1,762	3,399,954	447,786
Total revenue	22,659,351	23,310,292	69,920,686	66,402,942
Costs and expenses
Electrical construction	17,849,577	18,590,749	56,141,402	53,885,682
Other	420,331	1,762	2,738,397	361,128
Selling, general and administrative	997,214	1,075,834	3,249,188	2,946,863
Depreciation and amortization	1,495,141	1,281,946	4,515,441	3,693,818
(Gain) loss on sale of property and equipment	(161,035)	27,888	(323,936)	433
Total costs and expenses	20,601,228	20,978,179	66,320,492	60,887,924
Total operating income	2,058,123	2,332,113	3,600,194	5,515,018
Other income (expense), net
Interest income	7,647	6,238	16,758	17,506
Interest expense	(163,632)	(159,065)	(516,127)	(444,398)
Other income, net	11,830	57,479	40,059	86,040
Total other expense, net	(144,155)	(95,348)	(459,310)	(340,852)
Income before income taxes	1,913,968	2,236,765	3,140,884	5,174,166
Income tax provision	728,243	955,108	1,192,826	2,054,808
Income from continuing operations	1,185,725	1,281,657	1,948,058	3,119,358
Loss from discontinued operations, net of tax benefit of $405,478 in 2014 and $451,560 in 2013	—	—	(665,347)	(748,440)
Net income	$1,185,725	$1,281,657	$1,282,711	$2,370,918

Net income per share of common stock — basic and diluted
Continuing operations	$0.05	$0.05	$0.08	$0.12
Discontinued operations	—	—	(0.03)	(0.03)
Net income per share of common stock — basic and diluted	$0.05	$0.05	$0.05	$0.09
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$9,090,280	$20,214,569
Accounts receivable and accrued billings, net	10,819,860	14,194,959
Costs and estimated earnings in excess of billings on uncompleted contracts	8,894,970	4,991,754
Income taxes receivable	162,560	452,099
Real estate inventory	—	395,062
Residential properties under construction	—	1,616,916
Prepaid expenses	876,370	471,221
Deferred income taxes	940,118	621,632
Other current assets	314,186	74,976
Total current assets	31,098,344	43,033,188

Property, buildings and equipment, at cost, net	36,529,214	31,853,982
Deferred charges and other assets	4,365,251	2,691,818
Total assets	$71,992,809	$77,578,988

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$8,055,346	$7,852,337
Current portion of notes payable	6,757,466	13,046,080
Accrued remediation costs	1,509,474	155,667
Other current liabilities	310,199	55,846
Total current liabilities	16,632,485	21,109,930

Deferred income taxes	6,544,836	5,982,368
Accrued remediation costs	129,935	900,000
Notes payable, less current portion	16,282,313	18,485,681
Other accrued liabilities	43,797	24,277
Total liabilities	39,633,366	46,502,256
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	12,404,570	11,121,859
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	32,359,443	31,076,732
Total liabilities and stockholders' equity	$71,992,809	$77,578,988